Exhibit 99

Loehmann's, Inc. Announces Voluntary
Chapter 11 Filing

     Business Editors

     BRONX, N.Y.--(BUSINESS WIRE)--May 18, 1999--Loehmann's, Inc. (Nasdaq:LOEH) today announced that it has filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code. Under Chapter 11, Loehmann's will continue to operate its business under court protection from creditors, while seeking to work out a plan of reorganization. The petition was filed in the U.S. Bankruptcy Court for the District of Delaware.
     Loehmann's has secured $75 million of debtor-in-possession (DIP) financing from Congress Financial, subject to Bankruptcy Court approval. The Company believes that such financing should provide it with adequate funding throughout the reorganization period.
     The Company determined that in light of its sales, gross margin and EBITDA levels in April, especially results for the latter part of the month which were significantly below plan, there was substantial risk that the Company would be unable to secure sufficient trade credit for the second half of the 1999 fiscal year. Accordingly, the Company determined that seeking a Chapter 11 filing at this time is in its best interests.
     Robert N. Friedman, Chairman and Chief Executive Officer, said, "The decision to file for Chapter 11, while difficult, represents the most viable option for restructuring our Company. Over the past 18 months, we have implemented several strategic initiatives including a more diversified merchandise mix, an aggressive marketing campaign and improved operating efficiencies. While we believe these strategies were the appropriate course of action, they have yet to mature and generate the expected financial returns. The Chapter 11 filing will provide additional time to build on these efforts and to take the steps necessary to ensure a strong future for Loehmann's."
     Mr. Friedman noted that, in connection with its restructuring efforts, the Company plans to perform a comprehensive evaluation of its store base and its cost structure. The Chapter 11 filing should not have an impact on the Company's day-to-day operations.
     "We are grateful for our productive relationships with our suppliers and factors and the support and commitment of our associates. Loehmann's has a time-tested concept, loyal customer base and strong name recognition among consumers, which we believe will enable us to emerge from this process as a more competitive Company," Mr. Friedman concluded.
     In light of the Chapter 11 filing, the Company has decided to refrain from making the interest payment on its 11 7/8% Senior Notes due 2003, which payment was due on May 17, 1999. As of April 30, 1999, the Company had consolidated assets (unaudited) of approximately $204 million, and consolidated liabilities (unaudited) of approximately $203 million.
     The Company also announced that Eliot Green has been named interim Chief Financial Officer, effective immediately. Mr. Green is a financial consultant who has extensive corporate restructuring experience. In addition, Norman S. Matthews and Richard E. Kroon have resigned from their positions on the Board of Directors.
     Loehmann's, Inc. is a leading specialty retailer of well known designer and brand name women's and men's fashion apparel, accessories and shoes at prices that are typically 30% to 65% below department store prices. Loehmann's operates 69 stores in major metropolitan markets located in 22 states.
     This release contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain risks, uncertainties, and other factors which may cause actual results to differ materially from such forward-looking information. Such factors include, among other things, levels of sales and store traffic, general economic and business conditions, competition, development and operating costs, advertising and promotional efforts, brand awareness, and the existence or absence of adverse publicity. For more detail, see the Company's annual and quarterly reports filed with the Securities and Exchange Commission (a copy of which may also be obtained from the Company at (718) 409-2000). Investors and prospective investors are urged to consider the factors discussed above, and to read the Company's annual and quarterly reports filed with the Securities and Exchange Commission.

     CONTACT:  Loehmann's, Inc.
               Investors:  Stacey Bibi/Caroline Eustace
               Media: Jeff Siegel
               Morgen-Walke Associates
               212/850-5600

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